UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2017

ROSEHILL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37712	47-5500436
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16200 Park Row, Suite 300

Houston, Texas, 77084

(Address of principal executive offices, including zip code)

(281) 675-3400

(Registrants’ telephone number, including area code)

(Former name or former address, if
changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

☐    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements to Certain Officers.

On June 8, 2017, Rosehill Resources Inc. (the “Company”) announced that Craig Owen had been appointed as Chief Financial Officer of the Company effective June 26, 2017.

Mr. Owen, age 48, has over 24 years of experience in the energy industry, serving in key executive financial and accounting leadership roles within the energy sector. Mr. Owen most recently served as Senior Vice President and Chief Financial Officer of Southwestern Energy Company since October 2012. Previously, from 2008 to 2012, he was the Controller and Chief Accounting Officer of Southwestern Energy Company. Prior to joining Southwestern Energy Company, Mr. Owen was the Controller, Operations Accounting at Anadarko Petroleum Corporation and has held various managerial and financial positions at PricewaterhouseCoopers LLP, ARCO Pipe Line Company and Hilcorp Energy Company. Mr. Owen holds a bachelor’s degree in accounting from Texas A&M University and is a Certified Public Accountant.

In connection with Mr. Owen’s appointment, Rosehill Operating Company, LLC (“Rosehill Operating”), a subsidiary of the Company, entered into an employment agreement with Mr. Owen (the “Employment Agreement”). Unless earlier terminated, the Employment Agreement provides for a two-year initial term with automatic renewals for additional one-year periods unless either party gives written notice of non-renewal at least 30 days prior to the expiration of the then-current initial term or renewal term.

Pursuant to the Employment Agreement, Mr. Owen will receive an annualized base salary of $480,000. In addition, Mr. Owen will be eligible to receive a discretionary annual bonus for each full calendar year beginning on or after January 1, 2018 that he is employed under the Employment Agreement and a prorated annual bonus for the 2017 calendar year, in each case, based on the achievement of certain performance targets established by the board of directors of the Company (the “Board”). Mr. Owen will also be eligible to receive annual long-term incentive awards under the Rosehill Resources Inc. Long-Term Incentive Plan on such terms and conditions as determined by the Board. In addition, while employed under the Employment Agreement, Mr. Owen will be eligible to take up to four weeks of paid vacation per complete calendar year (which will be pro-rated for 2017) and participate in the same benefit plans and programs in which other similarly situated employees are eligible to participate.

The Employment Agreement provides that if Mr. Owen’s employment is terminated (i) by Rosehill Operating without “cause” (as defined in the Employment Agreement), including upon the expiration of the then-existing initial term or renewal term, as applicable, as a result of Rosehill Operating’s non-renewal of the term of the Employment Agreement, or (ii) by Mr. Owen for “good reason” (as defined in the Employment Agreement), then provided that Mr. Owen timely executes a release in a form acceptable to Rosehill Operating (and does not revoke the release within any time provided by Rosehill Operating to do so) and abides by the restrictive covenants included in the Employment Agreement, Mr. Owen will be eligible to receive a lump sum severance payment equal to 12 months’ worth of his base salary for the year in which such termination occurs.

The Employment Agreement contains certain restrictive covenants, including a confidentiality provision that generally restricts Mr. Owen’s ability to disclose confidential information relating to the Company and its affiliates. The Employment Agreement also includes a non-solicitation provision and a non-competition provision, which are generally intended to apply during the term of Mr. Owen’s employment and for the one-year period following the termination of his employment.

There are no arrangements or understandings between Mr. Owen and any other person pursuant to which he was selected as an officer, and there are no family relationships between Mr. Owen and any of the Company’s directors or executive officers. Mr. Owen has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

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Upon the effectiveness of Mr. Owen’s appointment as Chief Financial Officer of the Company, Tiffany J. Thom intends to resign from her position as Chief Financial Officer of the Company. Ms. Thom is expected to continue working with the Company as a consultant following her resignation.

Item 7.01	Regulation FD Disclosure.

On June 8, 2017, the Company issued a press release announcing Mr. Owen’s appointment as Chief Financial Officer of the Company effective June 26, 2017. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this item, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement between Craig Owen and Rosehill Operating company, LLC, dated as of June 5, 2017
99.1	Press Release dated as of June 8, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROSEHILL RESOURCES INC.

Date: June 8, 2017	By:	/s/ J. A. Townsend
	Name:	J. A. Townsend
	Title:	President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement between Craig Owen and Rosehill Operating company, LLC, dated as of June 5, 2017
99.1	Press Release dated as of June 8, 2017.

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